EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Broadwing Corporation Reports Financial Results

For the Second Quarter 2005

Company Reports Consolidated Revenue of $222.2 Million

Data/Internet and Broadband Services Revenue Grows 5% Sequentially; 21% Year over Year

Company Posts Improvements in Consolidated Gross Profit and Gross Margin

COLUMBIA, MD (July 29, 2005) – Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its second quarter 2005 financial and operational results.

Total company revenue for the second quarter ended June 30, 2005 was $222.2 million, an increase of $80.1 million or 56% from $142.1 million in the second quarter 2004. Revenue in the second quarter 2005 was generated almost entirely from sales of communications services, which contributed $221.2 million to total company revenue in the quarter, an increase of 56% from the second quarter 2004. The year-over-year increase in communications services revenue was primarily the result of revenue contributions from Focal Communications Corporation, acquired in September 2004, and organic growth in legacy Broadwing services. Excluding the impact of acquired revenue, communications services revenue increased $18.3 million or 13% year-over-year, with strong growth in sales of data/Internet and broadband services.

The consolidated net loss for the second quarter was $38.3 million, or a loss of $0.52 per share, as compared to a reported net loss of $38.1 million, or a loss of $0.78 per share for the second quarter 2004. Net loss year-over-year was impacted primarily by increased depreciation expense related to assets acquired in the Focal acquisition, offset by higher gross margin and lower interest expense. The Company reduced its consolidated net loss by 12% from the first quarter 2005 due in part to reduced interest expense in the quarter.

“Our second quarter results again showed top and bottom line improvement,” said Dr. David R. Huber, Broadwing Corporation’s Chairman and Chief Executive Officer. “We continued our steady financial progress, recording gross profit improvement of 67% year-over-year and increasing gross profit margin by more than 200 basis points compared to the second quarter 2004. We are pleased with our financial performance, but believe the competitive environment will remain challenging for the remainder of 2005.”

Quarterly Results

Communications services revenue of $221.2 million in the second quarter represented a 2% increase from the prior quarter. Revenue from sales of data/Internet and broadband services was $115.2 million, an increase of 5% from prior quarter and 21% from the second quarter 2004. Long-distance and local voice services revenue was $106.0 million, a decrease of 1% sequentially and an increase of 130% from the second quarter 2004.

“Our business recorded another quarter of revenue growth, with the core product lines of the legacy Broadwing Communications business – data/Internet and broadband transport (private line) — performing particularly well,” said Lynn Anderson, Chief Financial Officer. “Revenue growth from voice services was impacted by continued pricing pressure in the retail market and lower wholesale voice traffic volumes toward the end of the quarter tied to long-distance rate increases we implemented to protect our margins.”

The year-over-year increase in voice revenue was due primarily to the inclusion of acquired Focal revenue, which mitigated the impact of lower average rates per minute.

Broadwing’s equipment division reported approximately $993,000 of revenue for the quarter from sales of communications equipment and equipment services, compared with $1.3 million in the first quarter of 2005. In April 2005, the Company began exploring strategic alternatives for the equipment division’s primary product line, the Optical Convergence Switch (OCS), in order to more closely focus its resources on its core communications services business. During the second quarter, Broadwing committed to a plan to discontinue the OCS product line while honoring current commitments. Current OCS backlog totals $0.3 million, which will be delivered before OCS operations are discontinued. The remaining equipment division operations, which serve a strategic role in the expansion and maintenance of the Broadwing network, will be incorporated into the communications services business. Therefore, beginning in the third quarter of 2005, Broadwing will have only one reportable segment.

Financial Position

Cash, cash equivalents and investments were $196.3 million at June 30, 2005, a $40.9 million decrease from the prior quarter.

Cash used in the quarter included the first of three equal annual payments of $11.0 million to Ciena Corporation in accordance with the terms of the companies’ litigation settlement announced April 1, 2005. The settlement provides that Broadwing’s payments totaling $33.0 million spread out over three years in equal installments, may be used as credits toward the purchase of Ciena equipment and services at market prices over the next three and one-half years. The Company has historically purchased equipment from Ciena to help maintain, build and enhance the Broadwing network. In the quarter, approximately $2.5 million of the $11.0 million payment to Ciena was used for equipment purchases and service agreements, with the balance remaining as credits for future expenditures to benefit the Broadwing network. Capital expenditures totaled $20.1 million in the quarter, inclusive of the $2.5 million of Ciena purchases.

During the quarter, Broadwing also elected to pay in cash the $33.7 million of interest and principal due to holders of its Senior Convertible Notes on May 19, 2005. Additionally, on July 18, 2005, Broadwing provided notice to the note holders that the Company was electing to pay in cash $33.4 million of interest and installment of principal due on the notes on August 19, 2005. The August payment will be reflected in third quarter 2005 financial statements.

Recent Announcements and Quarter Highlights

Broadwing’s business activities during the quarter focused on increasing revenue opportunities via new product introductions and an expanded market footprint. The Company announced key business initiatives aimed at improving flexibility and choice for its communications services customers:

•	The commercial availability of its suite of Converged Services. Broadwing’s Layer 2- and Layer 3-supported Converged Services are delivered over an MPLS-based core network that is access-agnostic to enable “plug and play” convenience for any type of customer application, IP or non-IP. Additionally, Broadwing and OnFiber Communications announced a joint initiative that pairs Broadwing’s nationwide Converged Services offering with OnFiber’s complementary, high capacity, Ethernet local access network footprint to deliver an end-to-end, site-to-site Ethernet Wide Area Network (WAN) solution to enterprise customers.

•	The general availability of its Voice over Internet Protocol (VoIP) Integrated Access Service, a nationwide, IP-based service that interfaces directly with a customer’s existing PBX. The solution makes it affordable for multi-location enterprises to extend voice networking, with features like extension dialing to their branch offices.

•	The Media Services Network has been expanded to 20 U.S. cities utilizing NetInsight’s Nimbra platform. In addition, Broadwing teamed with Intelsat and HTN Communications to deliver a new set of media services to broadcasters. HTN is leveraging this enhanced network offering to distribute Major League Baseball from U.S. sports venues to broadcast studios throughout North America.

Broadwing has been designated a “Premium Provider” by current customer Duke Realty for its nationwide tenant program. As a Premium Provider, Broadwing may now market its services directly to Duke’s business tenants.

Broadwing also announced that Petry Media, a leading seller in the $8 billion spot television marketplace, has contracted for IP-based VPN and managed firewall services to interconnect all 22 of its locations.

Webcast Information

In conjunction with this announcement, Broadwing will host a conference call to review its second quarter 2005 results and other developments, today, July 29 at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises, service providers, and government entities. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. Broadwing Corporation, via its Corvis Equipment Corporation subsidiary, also provides government agencies and service providers with advanced, scalable optical networking equipment designed to reduce the overall cost associated with building and operating optical networks. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	June 30, 2005	June 30, 2004
Revenue:
Communications services	$221,231	$141,405
Communications equipment	993	725

Total revenue	222,224	142,130

Operating expenses:
Cost of revenue:
Communications services	146,958	97,147
Communications equipment	377	242

Total cost of revenue	147,335	97,389

Research and development	2,928	3,852
Selling, general and administrative	75,899	61,241
Depreciation	28,241	5,974
Amortization	1,404	1,040
Equity-based expense	974	2,667
Restructuring and other charges	1,027	194

Total operating expenses	257,808	172,357

Operating loss	(35,584)	(30,227)

Interest expense, net of capitalized amounts	(4,812)	(10,670)
Other income and expense, net	2,048	2,818

Net loss	$(38,348)	$(38,079)

Net loss per share	$(0.52)	$(0.78)

Weighted average shares outstanding	73,593	48,632

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	June 30, 2005	March 31, 2005
Revenue:
Communications services	$221,231	$216,986
Communications equipment	993	1,269

Total revenue	222,224	218,255

Operating expenses:
Cost of revenue:
Communications services	146,958	146,744
Communications equipment	377	879

Total cost of revenue	147,335	147,623

Research and development	2,928	2,565
Selling, general and administrative	75,899	73,795
Litigation settlement	—	2,000
Depreciation	28,241	26,471
Amortization	1,404	1,418
Equity-based expense	974	950
Restructuring and other charges	1,027	(313)

Total operating expenses	257,808	254,509

Operating loss	(35,584)	(36,254)

Interest expense, net of capitalized amounts	(4,812)	(9,163)
Other income and expense, net	2,048	1,952

Net loss	$(38,348)	$(43,465)

Net loss per share	$(0.52)	$(0.62)

Weighted average shares outstanding	73,593	70,398

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$76,909	$124,540
Short-term investments	115,369	100,139
Trade accounts receivable, net	87,647	94,731
Inventories, net	83	1,270
Other current assets	25,053	22,757

Total current assets	305,061	343,437

Restricted cash, non-current	14,553	13,911
Long-term investments	4,048	49,676
Property and equipment, net	267,193	286,038
Intangible assets, net	27,629	30,152
Goodwill	47,041	48,696
Other non-current assets, net	17,360	9,080

Total assets	$682,885	$780,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$91,598	$117,324
Accounts payable	19,807	12,452
Accrued expenses and other liabilities	91,256	95,028
Deferred revenue, current portion	11,363	11,752
Accrued restructuring and other charges	5,614	8,620

Total current liabilities	219,638	245,176

Notes payable, net of discounts, and capital lease obligations, net of current portion	19,961	52,218
Deferred revenue, net of current portion	14,284	13,608
Other long-term liabilities	15,515	14,949

Total liabilities	269,398	325,951

Stockholders’ equity:
Common stock*	744	679
Additional paid-in capital	3,177,964	3,137,928
Treasury stock, 1,228,180 shares at an average cost of $7.70 per share	(9,512)	(9,512)
Accumulated other comprehensive income (loss):
Unrealized investment gains (losses)	(557)	(717)
Accumulated deficit	(2,755,152)	(2,673,339)

Total stockholders’ equity	413,487	455,039

Total liabilities and stockholders’ equity	$682,885	$780,990

*	$0.01 per share par value; 1,900,000,000 authorized shares; 68,424,060 shares issued and 67,195,880 shares outstanding as of 12/31/04; 74,936,321 shares issued and 73,708,141 shares outstanding as of 6/30/05.

OTHER FINANCIAL INFORMATION

(In thousands)

	Three Months Ended
	June 30, 2005	June 30, 2004
Capital expenditures	$20,079	$31,484

*	Capital expenditures of $20,079 as of June 30, 2005 included $2.5 million in cash that was applied as credits toward purchases of Ciena equipment in the second quarter.

# # #

Investor and Media Contact:

Dawn Benchelt

Manager, Investor Relations

Phone: (312) 895-8507

Fax: (312) 895-6680

Investorinformation@broadwing.com